EXHIBIT 99.1

American Resources Corporation Enters into a Binding Letter of Intent to Sell Assets Associated to Its Deane Mining Complex

Offer represents a $20.6 million enterprise value in the form of upfront cash, royalty interest and replacement of environmental reclamation bonds

August 3, 2023 | Source: American Resources Corporation

FISHERS, INDIANA / ACCESSWIRE / August 3, 2023 / American Resources Corporation’s (NASDAQ:AREC) (“American Resources” or the “Company”) American Carbon subsidiary, a leading producer of high quality metallurgical and specialty carbon, has entered into a binding letter of intent to sell certain assets of American Carbon Corporation that are associated to the Company’s Deane Mining Complex for a total enterprise value consideration of approximately $20.6 million. This consideration is payable to the Company in the form of an upfront cash payment, ongoing quarterly cash payments for up to $10.5 million, and the assumption of certain environmental reclamation bonds associated with related permits.

Mark Jensen, CEO of American Resources Corporation commented, “Last year, our Board of Directors and the newly formed Strategic Committee put forth a plan of action to unlock value for our shareholders, with the sale of non-core, Company assets being one of those action items. We are excited to get this letter of intent executed, which includes the commitment to closing the transaction along with the receipt of an initial upfront deposit. Furthermore, we have multiple other directives from our Strategic Committee that are intended to unlock Company value that remain in process, including the spin-off of ReElement Technologies LLC into a stand-alone public company, a spin-off of American Carbon Corporation, relocation or sale of our Perry County Resources’ assets, a distribution of its ownership interest or public offering of Novusterra, Inc., and the completion of our SPAC, American Acquisition Opportunity, Inc. We continue to progress on each one of these action items, which we believe that each and collectively can represent a substantial increase in value of American Resources Corporation.”

Mr. Jensen added, “The sale of the assets associated with the Deane Mining complex, which we view as a fantastic complex, but ultimately non-core to the direction of American Carbon Corporation, will further position American Carbon as a low-cost, streamlined, and pure play growth platform in the metallurgical carbon industry. We remain steadfast on monetizing our unique carbon platform through either production, leases or sales while also retaining our ability to produce and monetize rare earth and critical mineral concentrates from any of our deposits which can then be sold to ReElement Technologies for further separation, purification and refinement. We look forward to progressing forward with this sale and providing further updates as we advance on all fronts over the near and medium term.”

The structure of the sale transaction is $1.0 million upfront, which includes an already received $200,000 deposit, $500,000 quarterly cash payments thereafter for a total cash consideration of $11.5 million, and the assumption and replacement of approximately $9.1 million in environmental reclamation bonds.

About American Resources Corporation

American Resources Corporation is a next-generation, environmentally and socially responsible supplier of high-quality raw materials to the new infrastructure market. The Company is focused on the extraction and processing of metallurgical carbon, an essential ingredient used in steelmaking, critical and rare earth minerals for the electrification market, and reprocessed metal to be recycled. American Resources has a growing portfolio of operations located in the Central Appalachian basin of eastern Kentucky and southern West Virginia where premium quality metallurgical carbon and rare earth mineral deposits are concentrated.

American Resources has established a nimble, low-cost business model centered on growth, which provides a significant opportunity to scale its portfolio of assets to meet the growing global infrastructure and electrification markets while also continuing to acquire operations and significantly reduce their legacy industry risks. Its streamlined and efficient operations are able to maximize margins while reducing costs. For more information visit americanresourcescorp.com or connect with the Company on Facebook, Twitter, and LinkedIn.

About ReElement Technologies LLC

ReElement Technologies LLC is redefining how critical and rare earth elements are both sourced and processed while focusing on the recycling of end-of-life products such as rare earth permanent magnets and lithium-ion batteries, as well as coal-based waste streams and byproducts to create a low-cost and environmentally-safe, circular supply chain. ReElement has developed its innovative and scalable “Capture-Process-Purify” process chain in conjunction with its licensed intellectual property including 16 patents and technologies and sponsored research partnerships with three leading universities to support the domestic supply chain’s growing demand for magnet and battery metals. For more information visit reelementtech.com or connect with the Company on Facebook, Twitter, and LinkedIn.

Special Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause the Company’s actual results, performance, or achievements or industry results to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. These statements are subject to a number of risks and uncertainties, many of which are beyond American Resources Corporation’s control. The words “believes”, “may”, “will”, “should”, “would”, “could”, “continue”, “seeks”, “anticipates”, “plans”, “expects”, “intends”, “estimates”, or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Any forward-looking statements included in this press release are made only as of the date of this release. The Company does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure you that the projected results or events will be achieved.

Investor Contact:

JTC Team, LLC

Jenene Thomas

833-475-8247

arec@jtcir.com

RedChip Companies Inc.

Todd McKnight

1-800-RED-CHIP (733-2447)

Info@redchip.com

Company Contact:

Mark LaVerghetta

Vice President of Corporate Finance and Communications

317-855-9926 ext. 0

investor@americanresourcescorp.com